Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 to Form S-8 No. 333-167718) pertaining to the Viasystems Group, Inc. 2010 Equity Incentive Plan of our reports dated February 9, 2011, with respect to the consolidated financial statements and schedules of Viasystems Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Viasystems Group, Inc. and subsidiaries  included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

      /s/ Ernst & Young LLP

St. Louis, Missouri

February 18, 2011